Exhibit 10.1

JOINT VENTURE CONTRACT

- BY AND BETWEEN -

HUBEI HENGLONG AUTOMOTIVE

SYSTEM GROUP CO., LTD.

- AND -

KYB (CHINA)

INVESTMENT CO., LTD.

- FOR -

HUBEI HENGLONG KYB

AUTOMOBILE ELECTIC STEERING SYSTEM CO., LTD.

CONTRACT FOR JOINT VENTURE COMPANY

HUBEI HENGLONG KYB AUTOMOBILE ELECTRIC

STEERING SYSTEM CO., LTD.

THIS JOINT VENTURE CONTRACT (the “Contract”) is made on April 27, 2018 by and between the following parties in Jingzhou City, Hubei Province, the PRC:

PARTY A: Hubei Henglong Automotive Systems Group Co., Ltd. (“Party A”), a limited liability company established and existing under the laws of the People's Republic of China, which is committed to the design, production and sale of automotive parts, including hydraulic power steering systems, steering column and electric steering systems. Its registered address is Henglong Road, Economic and Technological Development Zone, Jingzhou City, Hubei Province, the PRC (Zip Code: 434000).

The legal representative of Party A is:

Name: Chen Hanlin
Position: Chairman
Nationality: Chinese

PARTY B: KYB (China) Investment Co., Ltd. (“Party B”), an investment company limited by the laws of the People’s Republic of China, which is a wholly-owned company of Japan KYB Co., Ltd. and is responsible for investment or overall management in China in accordance with KYB’s directions. Its legal person’s address is at No. 121, Wei San Road, Ding Mao Development Zone, Zhenjiang New District, Jiangsu Province, the PRC.

The legal representative of Party B is:

Name: Guo Maoying
Position: Chairman
Nationality: Chinese

CHAPTER 1 PREFACE

As both parties agreed to jointly establish the Company in Jingzhou City of Hubei Province of China, to engage in the research, development, manufacture, and sales of automotive electric steering systems and other automotive products agreed in writing by both parties, Party A and Party B hereby, based on the principles of equality and mutual benefit and through friendly consultations, enter into this Contract in accordance with the “Company Law of the People's Republic of China”, the “Law of the People's Republic of China on Sino-Foreign Equity Joint Ventures” and other relevant laws, regulations and policies of the People's Republic of China.

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CHAPTER 2 DEFINITIONS

Article 1 Definitions

Unless otherwise defined in the terms or context of this Contract, the following terms used herein shall be defined as follows:

1.1	“Company” means “Hubei Henglong KYB Automobile Electric Steering System Co., Ltd.” to be established in accordance with the terms and conditions of this Contract. The name of the Company is subject to the name approved by the government administration for industry and commerce;

1.2	“Contract” means this joint venture contract;

1.3	“Approval Authority” means the relevant government authority that has the authority to approve or file the establishment of a company (as defined in Article 2.1.1) under Chinese law;

1.4	“Articles of Association” means the Company’s articles of association formulated and signed by both parties after mutual negotiations;

1.5	“Auditor” means an accounting firm registered in China as the Company’s external auditor employed by the Company or jointly employed by both parties;

1.6	“Board” means the board of directors of the Company;

1.7	“Supervisors” means the supervisors of the Company;

1.8	“Management Committee” means the Company's management committee;

1.9	“Business License” refers to a business license issued by the government administration for industry and commerce that has jurisdiction over the Company;

1.10	“Employees” means all persons who will sign labor contracts or establish labor relations with the Company in accordance with the relevant labor laws and regulations of China;

1.11	“Products” means the column-type electric power steering system (“C-EPS”), the gear-type electric power steering system (“P-EPS”), the rack-type electric power steering system (“R-EPS”) and other automotive electric power steering system (“EPS”) products;

1.12	“Date of Establishment” means the date of issuance of the Company’s business license;

1.13	“Parties” means Party A and Party B;

1.14	“Party” means Party A or Party B;

1.15	“Person” means any individual, partnership, entity, corporation, company, association, trust, unincorporated person or other entity or institution;

1.16	“Dispatched Person” means any senior management personnel and technical support personnel that are dispatched to the Company by both parties or by their Affiliates;

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1.17	“Affiliate” means for any Person, more than half of the voting rights of its decision-making body are directly or indirectly owned by another Person, or the Person owns more than half of the voting rights of another Person’s decision-making body, or more than half of the voting power of the Person and another Person is directly or indirectly owned by the same entity;

1.18	“Retained Profit Rate” means the ratio of (net income minus all dividends payable) to (net income);

1.19	“Dividend Payout Ratio” refers to the proportion of the Company's distributable profits after making up for the losses and after deduction of the statutory fund, which can be distributed to both Parties;

1.20	“Jingzhou Henglong” refers to Jingzhou Henglong Auto Parts Manufacturing Co., Ltd., a wholly-owned subsidiary of Party A;

1.21	“KYB” refers to KYB Corporation of Japan, the 100% parent company of Party B;

1.22	“EPS Factory” means the building otherwise specified in the “House Tenancy Agreement” in Annex III;

1.23	“EPS Business” means the manufacturing and sales of the Products and other business related to the Products; and

1.24	“In-kind Investment Equipment” refers to the equipment involved in the EPS Business invested by Party A as a physical contribution under this Contract. The specific information of which is clearly stipulated in the “Capital Contribution Agreement” of Annex I.

CHAPTER 3 GENERAL INFORMATION OF THE COMPANY

Article 2 Company Name and Legal Address

2.1	Name of the Company

Chinese Name: 湖北恒隆凯迩必汽车电动转向系统有限公司 (The formal name of the Company should be approved by the government administration for industry and commerce.)

English Name: Hubei Henglong & KYB Automobile Electric Steering System Co., Ltd.

2.2	The legal address of the Company

No.1, Hang Lung Road, Economic and Technological Development Zone, Jingzhou City, Hubei Province, China

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Article 3 Organization of the Company

3.1	The Company is a limited liability company with independent legal personality.

3.2	Unless otherwise agreed in writing in addition to this Contract, each Party to the joint venture company is liable to the Company within the limit of the amount of capital contribution and the method of contribution. The Company assumes its liabilities for all its assets. The profits, risks and losses of the joint venture company shall be shared by the Parties in proportion to their contributions to the registered capital.

Article 4 Subsidiaries and Affiliates

The Company, after completing the relevant government formalities required by law, may establish branches and/or subsidiaries in China.

CHAPTER 4 PURPOSE, SCALE OF THE COMPANY AND BUSINESS SCOPE

Article 5 Purpose and Scale of the Company

In accordance with the principles of mutual trust, equality and mutual benefit, each Party should promote the Company to:

(1)	introduce efficient, advanced and appropriate technologies for the production and development of Products;

(2)	adopt advanced scientific management systems and sales and marketing;

(3)	produce Products that are competitive in terms of performance, quality and price; and

(4)	strive to bring maximum economic benefits to the Company.

The Company plans to invest RMB 960 million, and strives to achieve an annual production capacity of 5 million units of Products after its establishment to occupy a considerable market position in China and the global EPS industry.

The Company will establish a R&D department and independently research and develop new products and technologies based on market demand. Each Party and its Affiliates will provide full support for the Company's R&D department. At the same time, both Parties will procure their Affiliates to provide technical support for the Company’s Products and processes.

Article 6 Business Scope

The business scope of the Company is: “The design, production, and sales of automotive electric steering systems (operating with a valid license if necessary). The export business of the Products of the Company and the import of mechanical equipment, spare parts and raw and auxiliary materials required by the Company.”

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CHAPTER 5 OBLIGATIONS OF BOTH PARTIES

Article 7 Obligations of Both Parties

7.1	Obligations of Party A

(1)	Party A is obliged to pay the Company’s subscribed contribution in accordance with the provisions of this Contract.

(2)	When the Company obtains the approval of merger filing of the business operators under the competition laws of each country related to the establishment of the Company, Party A shall cooperate with Party B to submit the application for the establishment and registration of the Company, and other related matters to the government agency where the Company is registered.

(3)	Party A shall assist the Company in obtaining the government authorizations, permits and registrations required for production.

(4)	Party A shall assist the Company in hiring qualified employees.

(5)	Upon the request of the Company, Party A shall, on its own or by procuring its Affiliates, provide the Company with the support and technology needed to produce, manage, distribute and sell the Products in accordance with the terms and conditions agreed with the Company.

(6)	Party A shall assist the Company in purchasing the necessary raw materials and/or semi-finished parts with the best possible quality and the most favorable terms and conditions, and in obtaining water, electricity and transportation supply and other utility services.

(7)	Party A shall procure the Company to abide by the law.

(8)	Party A shall on its own or procure its Affiliates to provide the Company with the right to use its technology in accordance with Annex II (1) Technology Licensing and Support Agreement, and provide the Company with the technical assistance and training related to production and equipment operation as required by the Company.

(9)	Party A shall procure Jingzhou Henglong to transfer all of its own EPS Business in the Chinese market to the Company, including the potential business that is being negotiated with the customers. Party A shall ensure that it will or assist its Affiliates to provide necessary assistance and support for the Company’s operations.

(10)	Party A shall assist the Company to obtain taxation and other preferential treatment applicable to the Company as a foreign-invested enterprise in accordance with Chinese law, including but not limited to tax exemption for import duties on self-use equipment.

(11)	Party A shall take necessary actions for the Company to take over the contracts related to the EPS Business between Party A (or its Affiliates) and their customers, suppliers and other counterparties, and shall do its utmost to achieve the takeover (including but not limited to obtaining agreements on the transfer of contractual relationships, or the parties to such transactions have entered into new contracts with the Company). If the Company fails to take over the contract between Jingzhou Henglong and its customers, and the Company has to sell the Product to Jingzhou Henglong who will then resell it to such customers, the resale price should be the purchase price from the Company plus the actual cost of resale of Jingzhou Henglong.

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(12)	Party A shall procure Jingzhou Henglong and the Company to separately enter into the “House Tenancy Agreement” in Annex III to lease the production plant to the Company. If it is necessary for the Company, Party A shall do its utmost to ensure availability of spare land for construction of other plants, and lease the plants to the Company with reasonable conditions after completion of construction of such plants.

(13)	Party A shall separately enter into the “Equipment Sales Contract” of Annex IV with the Company and, after completing necessary procedures, transfer the tax-exempt equipment and new equipment required to the Company.

(14)	Party A shall assist the Company in the import customs clearance and domestic transportation of imported equipment.

(15)	Party A shall assist in handling visas, employment permits and other formalities for foreigners working in the Company.

(16)	Party A shall assist the Company in liaising with the relevant domestic banks on the Company's loans.

(17)	Party A shall, on its own, or procure its Affiliates to assist the Company in the training and study plan for technicians, operators and managers.

(18)	Party A shall, on its own, or cause its Affiliates to carry out other matters that it has reached an agreement with the Company.

7.2	Obligations of Party B

(1)	Party B is obliged to pay the Company’s subscribed contribution in accordance with the provisions of this Contract.

(2)	When the Company obtains the approval of merger filing of the business operators under the competition law of each country related to the establishment of the Company, Party B shall assist in the application for the establishment and registration of the Company, and other matters submitted to the government agency where the Company is registered.

(3)	Party B shall assist the Company to obtain government authorizations, permits and registrations required for production.

(4)	Upon request of the Company, Party B shall, on its own or by procuring its Affiliates, provide the Company with the support and technology required for management, sales, research and development and manufacturing in accordance with the terms and conditions agreed with the Company.

(5)	When Party B (or its Affiliates) and the Company manufacture and sell a Product corresponding to a model manufactured by the same Japanese manufacturer, and if the Company needs to purchase raw materials and/or semi-finished products overseas, Party B shall, on its own or by procuring its Affiliates, assist the Company in purchasing the necessary raw materials and/or semi-finished products overseas with the best possible quality and the most favorable terms and conditions.

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(6)	Party B shall procure the Company to abide by the law.

(7)	Party B shall, on its own or procure its Affiliates to provide the Company with the right to use its technology in accordance with Annex II (2) Technology Licensing and Support Agreement, and provide the Company with the technical assistance and training related to production and equipment operation as required by the Company.

(8)	Party B shall procure KYB to transfer all its own EPS Business in the Chinese market to the Company, including the potential businesses that are being negotiated with the customers. Party B and/or its Affiliates shall ensure the necessary assistance and support for the operation of the Company.

(9)	Party B shall take necessary actions for the Company to take over the contract related to the EPS Business in the Chinese market between KYB (or its Affiliates) and their customers, suppliers and other counterparties, and shall do its utmost to achieve the takeover (including but not limited to obtaining agreements on the transfer of contractual relationships or the parties to such transactions have entered into new contracts with the Company).

(10)	Party B shall, on its own, or procure its Affiliates to assist the Company in the training and study plan for technicians, operators and managers.

(11)	Party B shall, on its own, or cause its Affiliates to carry out other matters that it has reached an agreement with the Company.

Article 8 Preparation Period

8.1	The period of sixty (60) days from the date of the Company’s establishment is the preparation period of the Company (the “Preparation Period”), during which Party A and its Affiliates will transfer their EPS Business to the Company, and at the same time, Party B will procure KYB to transfer all its EPS Business with potential customers in China to the Company. During the Preparation Period, the selected employees from Party A and its Affiliates will be employed by the Company, and the physical contribution under this Contract will be handed over to the Company, and the consent of the counterparties of the relevant transaction required to transfer the EPS Business to the Company will be obtained (including but not limited to customers, suppliers, financial institutions, etc.).

8.2	The first day of the following month of the month of the capital contribution date specified in Article 10.3 (the “Completion Date”) shall be deemed as the point of time when the EPS Business is transferred from Party A and its Affiliates, and from Party B and its Affiliates, to the Company. From the establishment date of the Company to the Completion Date, the manufacture and sales of the Products continue to be the responsibility of Party A and/or its Affiliates. During this period, the related costs and revenues of Products manufacturing and sales are attributed to Party A and/or its Affiliates. The related responsibilities of the Products manufactured during this period shall be borne by Party A and/or its Affiliates that produce the Products.

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CHAPTER 6 REGISTERED CAPITAL

Article 9 Total Investment and Registered Capital

9.1	The total investment is RMB 960 million (¥960,000,000.00).

9.2	The registered capital is RMB 320 million (¥320,000,000.00).

Article 10 Capital Contribution, Method and Term

10.1	Capital Contribution and Method

(1)	The subscribed capital contribution of Party A is RMB 213.12 million (¥213,120,000.00), which is funded by in-kind and cash.

(2)	The subscribed capital contribution of Party B is RMB 106.88 million (¥106,880,000.00), which is funded by cash.

10.2	Adjustment of Party A's In-kind Contribution

(1)	Subject to Article 10.1 and Article 8.1(1) of Annex I “Capital Contribution Agreement”, Party A shall subscribe for a contribution of RMB 213.12 million (¥213,120,000.00) in physical contribution and cash. The object of physical contribution is the production equipment related to the EPS Business described in Annex I of the “Capital Contribution Agreement”, and the estimated amount of Party A’s contribution in kind was the book value of [RMB 41,786,184.47] on the base day of December 31, 2017.

(2)	Within ninety (90) days from the establishment date of the Company and prior to the payment of capital contributions by both Parties, the object of contribution in kind shall be evaluated by a qualified asset appraisal institution recognized by both Parties, and the evaluation price recorded in the assessment report issued by the asset appraisal institution shall be described as the amount of capital contributed in kind by Party A. Both Parties agree to adjust the amount of capital contribution in kind of Party A according to the difference between the assessed price and the estimated price of capital contribution in kind provided in Article10.2 (1).

(3)	The difference between the amount invested by Party A in kind and the amount of the subscribed contribution of Party A shall be paid by Party A in cash.

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10.3	Term and Responsibility of Capital Contribution

(1)	Both Party A and Party B shall pay the capital contribution they subscribed to the Company subject to this Contract and the Annex I Capital Contribution Agreement within ninety (90) days from the Date of Establishment of the Company. The cash contributions of Party A and Party B shall be remitted to the Company’s bank account, and Party A shall transfer ownership of the relevant production equipment as part of Party A’s in-kind contribution to the Company, all as specifically agreed upon by both Parties in Annex I “Capital Contribution Agreement”.

(2)	If either Party is unable to pay its contribution to the Company on the expiry date, the defaulting Party shall pay the Company, from the due date to the actual payment date, interest on the unpaid portion of the capital contribution, and the interest shall be 115% of the RMB lending interest rate announced by the People’s Bank of China on the payment date, and the Party will continue to pay its contribution which is due. If one Party fails to pay its contribution which is due within thirty (30) days after the capital contribution expiration date, the other Party has the right to choose to terminate this Contract unilaterally or to pay the unpaid part of the contribution, and the non-defaulting Party has the right to require the defaulting Party to pay damages in accordance with the applicable Chinese laws and this Contract. If one Party decides to pay the unpaid contribution of the other Party, the proportion of the rights of the two Parties in the Company will be adjusted accordingly after approval and/or filing by the examination and approval authority.

Article 11 Capital Verification

After both Parties have paid their contributions to the Company under Article 10, the certified public accountants firm registered in China shall verify capital contributions from both Parties and issue a capital verification report.

Article 12 Shareholding Ratio

After both Parties have paid their contributions to the Company under Article 10, the share of Party A in the Company shall be 66.6%, and the share of Party B in the Company shall be 33.4%.

Article 13 Capital Contribution Certificate and Rights

13.1	After both Parties have paid their contributions to the Company under Article 10, the Company shall provide a capital contribution certificate separately to each Party subject to Chinese law within thirty (30) days from the date of the capital contribution.

13.2	Both Parties shall have the right to exercise their rights as investors, including but not limited to the right to demand payment of dividends; the right of first refusal to the equity to be sold by the other Party in accordance with the procedures set forth in Article 14; the right to participate in capital increase; and the right to allocate the remaining assets based on its actual capital contribution to the registered capital of the Company when the Company is liquidated.

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Article 14 Equity Transfer

14.1	One Party may transfer all or part of its equity in the Company to its own affiliate, and the other Party shall unconditionally agree to waive the right of first refusal under Article 14.3 for such sale. When transferring equity to an affiliate, the transferring Party must notify the Board of directors and the other Party in writing of the transfer, specifying the name and legal address of the affiliate, and the legal representative’s name, position, nationality, and address. The Party should also obtain a resolution from the Board of directors approving the transfer.

14.2	Any transfer to an Affiliate shall comply with the following provisions:

(1)	the transferee should have sufficient capacity to perform the obligations of the transferor to the Company; and

(2)	the performance of the Company's business and/or contracts must not be materially and adversely affected by such transfer.

14.3	During the term of this Contract, without the approval of a resolution passed by two-thirds (2/3) or more directors (or their authorized persons) of the Board of directors under Article 22.2, or without the approval or filing by the approving authority (if necessary), neither Party (including any permitted transferee under this Contract) may sell, transfer, offer, pledge, grant or dispose of all or part of its equity in the Company. Each Party shall ensure that any equity in the Company is not subject to any court decisions or awards, or rulings of an arbitration tribunal, or restrictions on the sale of debts by a third party.

If a Party intends to transfer any equity in the Company to a third party, it shall be agreed by the other Party, and the other Party shall have the priority to purchase the proposed transfer of equity with a price conditions and other terms and conditions no less favorable than that offered to the third party.

14.4	Any Party intending to transfer its equity in the Company shall notify the other Party in writing in advance. The notice must identify the third party that intends to purchase the equity and state the proposed purchase price conditions and all other substantive terms and conditions for the transfer.

The Party enjoying the right of first refusal under Article 14.3 above shall, within thirty (30) days after receipt of the notification from the transferor, decide whether or not to exercise the right of first refusal under Article 14.3 above and notify the transferor in writing. If the Party fails to notify the transferor of its decision in writing within the aforementioned time limit, it shall be deemed to have agreed to the proposed transfer, and the transferor may sell and transfer the equity to the proposed transferee under the terms and conditions set forth in the notice given to the other Party. The other Party may request the transferor to provide a copy of the equity transfer agreement signed with the transferee as well as proof that the relevant consideration has been paid. And the Party, which has consented or deemed to have consented to the transfer, has the obligation to have its appointed directors approve the Board resolution related to the transfer. If one Party does not exercise priority and does not agree to transfer the equity to a third party, the Company will enter the liquidation process.

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14.5	If one Party sells or transfers any equity in the Company to a third party other than the other Party under Article 14.4 above, the Party shall cause the third party to sign a written undertaking in advance and commit the third party to comply with the terms and conditions of this Contract and the Articles of Association. This Contract and the Articles of Association shall be amended accordingly to reflect the transfer.

14.6	If, after the establishment of the Company, Party B proposes to increase the share ratio, Party A agrees that Party B will increase the share ratio at a reasonable price up to 49% of the Company’s shareholding. The equity transfer price shall be determined through separate negotiation between Party A and Party B.

14.7	Even if either Party transfers its entire equity in the Company in accordance with the terms and conditions of Article 14 of this Contract and ceases to be a Company contributor, such Party shall continue to be responsible to maintain confidentiality in accordance with the provisions of this Contract within five (5) years after such Party ceases to be a Company contributor.

14.8	Notwithstanding any other provision in this Contract, any Party transferring any of its equity interests in the Company must obtain the approval or filing of the required approval authority and other relevant authorities as required by Chinese law. In addition, the equity transfer and the aforesaid right of first refusal shall comply with the applicable Chinese laws.

14.9	Any transfer must meet the following conditions or it shall be invalid: (1) the transfer shall be approved in writing by the other Party and approved by the Board of directors as specified in Article 22.2; (2) the transferee agrees in writing to accept all rights and obligations under the terms of this Contract and the Articles of Association; and (3) the transfer should be filed with the industrial and commercial registration authorities in accordance with the law.

Article 15 Capital Increase and Capital Reduction of Registered Capital

15.1	Any increase or decrease in the registered capital of the Company shall be approved by the Board of directors under Article 22.1 of this Contract.

15.2	If the Company increases its registered capital, both Parties may subscribe for capital increase in proportion to their actual capital contribution. If one Party does not subscribe for its share of capital increase and has expressly agreed in writing to waive to subscribe for its share of capital increase, the other Party may subscribe for the unsubscribed part; and if the Party that has not subscribed for its share of capital increase, within thirty (30) days after the subscription period stated by the resolution of the Board of directors, fails to agree in writing to forgo its share of capital increase, it is deemed to have given up its share of capital increase, and the other Party can subscribe for the unsubscribed share.

15.3	The increase in the registered capital of the Company and the change in the proportion of its capital contribution (including but not limited to a change of the investor) shall be submitted to the original examination and approval authority for approval or filing and shall be subject to change registration of changes with the relevant industrial and commercial registration authority.

15.4	If both Parties decide to reduce the registered capital due to changes in production scale and total investment, the capital reduction shall be subject to the unanimous resolution of the Company's Board of directors, approved or filed by the examination and approval authority, and shall be registered with the relevant industrial and commercial registration authority for changes.

Article 16 Corporate Loans and Other Funds

The Company raises loans from domestic and foreign banks or other financial or non-financial institutions according to its business requirements. In order to obtain such loans, the Company may use its assets as collateral or pledges upon the approval of the Board of directors. If a company loan requires a sponsor's guarantee, with the written consent of each Party, the required one or two Parties may provide a guarantee for the Company only when the company borrows from a bank designated by the required one or two Parties. However, providing guarantees for the Company is not an obligation of both Parties.

With the written consent of both Parties, both Parties may provide funds to the Company in other ways consistent with applicable Chinese laws, including but not limited to increasing the Company’s registered capital.

CHAPTER 7 BOARD OF DIRECTORS

Article 17 Establishment of the Board of Directors

The Company shall set up a Board of directors. The Board of directors is the Company’s highest authority. The date of establishment of the Company is the same date as the establishment of the Board of directors.

Article 18 Composition of the Board

18.1	The Board of directors shall consist of five (5) directors, including one (1) chairman and one (1) vice chairman.

18.2	Of the five (5) directors, three (3) will be appointed by Party A with one (1) as the Chairman, and two (2) appointed by Party B with one (1) as the vice chairman.

18.3	If any Party’s shareholding in the Company is adjusted, according to the terms and conditions of this Contract, the number of directors appointed by such Party shall be adjusted accordingly. Both Parties will negotiate and determine the adjustment, provided that Party B has at least the right to appoint one (1) director (the exception is when the equity proportion of Party B becomes zero, or when Party B withdraws from the Company in other forms).

18.4	When one Party proposes to replace its appointed director(s), the other Party shall not raise any objection, and shall cooperate with the Party to approve the Board of directors’ resolution to complete the replacement of the director(s).

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Article 19 Term of Directors

Each director’s term of office is three (3) years. When the term of office of a director expires, he or she may be re-elected if the appointing Party agrees to a re-election. A Party may, at any time, replace any director(s) it appointed, by sending a written notice to the Company and sending a copy of the notice to the other Party. If retirement, change, resignation, illness, incapacity or death results in a vacancy of the Board of directors, the original appointing Party of the director may appoint his/her successor to complete the term of the director.

Article 20 Chairman

20.1	The Chairman’s Authority

(1)	Acting as legal representative of the Company;

(2)	Convening and presiding over Board meetings;

(3)	Checking the implementation of the resolutions of the Board of directors and receiving the general manager’s report on production and operation, putting forward questions and requesting the general manager and related personnel to make explanations, and providing guiding opinions on the resolutions of the Board of directors and production and operation of the Company.

(4)	Based on operational needs, signing or authorizing the general manager to sign the documents required by the Chinese law to be signed by the legal representative; and

(5)	Having other rights delegated by the resolutions of the Board of directors, this Contract or the Articles of Association.

20.2	If the Chairman cannot perform his duties for any reason, the Chairman of the Board may authorize the vice chairman or another director to perform his duties on his behalf.

20.3	If a matter is required to be approved by the Board of directors under this Contract or the Articles of Association, the Chairman of the Board shall not be entitled to take any action or sign any document on behalf of the Company, unless it has been formally approved by the Board of directors.

Article 21 Board Meeting

21.1	Board meetings shall be held at least once a year (1) and shall be convened and presided by the Chairman. Upon the request of two (2) or more directors, the Chairman shall convene a special meeting of the Board to review the proposed matters.

21.2	The Chairman shall notify each director of the agenda, time and place of the Board meeting in writing 15 days in advance. At the meeting of the Board, only matters notified to the directors in advance as described above can be resolved, unless all directors present at the meeting unanimously agree to consider other matters.

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21.3	The quorum of Board meetings (including special meetings) is four (4) or more directors of the Company and at least one of the four (4) or more directors present is appointed by Party B. Any director who fails to attend the Board meeting in person can be represented by an authorized agent to attend the meeting and/or vote on his/her behalf after signing an appropriate power of attorney. Supervisors shall attend the Board meeting as non-voting delegates. If the members of the Management Committee are not directors, they may attend Board meetings as invited by the Board of directors, but they have no voting rights.

21.4	If a member of the Management Committee also serves as a director, when the Board of directors considers resolutions relating to such personnel, he or she should recuse himself or herself and the voting rights of such personnel shall be exercised on his/her behalf by other directors appointed by their appointing Party.

21.5	Any meeting of the Board of directors, whether regular or special meetings, as long as all participating directors can communicate with each other, may be conducted by conference call or other similar communications equipment, and all such directors shall be deemed to have attended the meeting in person.

21.6	The Board shall record the minutes of the Board meetings in the Chinese and Japanese versions, stating the decisions made at the meetings. These minutes shall be signed by all the participating directors. The minutes of the Board meeting and the resolutions passed shall be kept at the Company’s legal address. A complete copy of the minutes and/or resolutions should be promptly sent to both Parties and all directors.

21.7	Upon the unanimous request of all directors of the Company, the resolutions of the Board of directors may be passed by fax, letter or other written form. The resolution may be signed by the directors in duplicate and shall have the same effect as the resolution passed at a legally convened Board meeting.

Article 22 Terms of Reference of the Board of Directors

The Board of directors has the power to determine all major matters of the Company as stipulated in the Articles of Association.

22.1	The following matters shall be decided by unanimous approval of all the members attending a Board meeting:

(1)	To amend the Articles of Association of the Company;

(2)	To pass a resolution on the Company’s increase or decrease of registered capital;

(3)	To pass resolutions on matters such as merger, division, dissolution, liquidation, extension of business term, or change of company form;

(4)	To make any mortgage, pledge, or provide other guarantee or security for any debts of the Company’s capital contributor or actual controller with any of the Company’s assets;

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(5)	To determine the Company’s operating principles and approve the Company’s business plan (including but not limited to investment plans, Product research and development plans, and long-term Product development plans);

(6)	To approve the Company’s annual financial budget plan and annual final settlement plan;

(7)	To decide and change “the Company’s decision-making authority”;

(8)	To determine the transfer of all or a major part of the Company’s business, and determine any capital cooperation, change and dissolution of the Company with other companies or economic organizations; and

(9)	To determine matters that are similar to the matters specified in the preceding articles.

22.2	The following matters shall be resolved by approval of two-thirds (2/3) or more of the directors (or authorized personnel) present at a Board meeting (including at least one (1) director appointed by Party B):

(1)	To issue corporate bonds;

(2)	To decide on the second and later stages of the recruitment process for any Dispatched Person, appoint and dismiss the Company’s personnel, and decide on the management authority and salary of any Dispatched Person;

(3)	To dispose of all or part of the equity of any Party in the Company by sale, transfer, provision as security, pledge, gift or other means;

(4)	To perform any mortgage, pledge, or other guarantee with the Company’s assets for the debt of any Person other than the Company’s contributor or actual controller;

(5)	To establish a subsidiary, branch or other business premises or invest in any other Person, or acquire any equity in any other Person;

(6)	To consider and approve the Company’s financial statements with reservations in its annual financial audit report;

(7)	To consider and approve the disposal of Company assets with a book value exceeding RMB one million;

(8)	To make a decision on the distribution of profits and make up for losses;

(9)	To consider and approve the Company’s compensation system and employment plan, and decide to change the employee manual and other important labor conditions of the employees;

(10)	To consider and approve any loan arrangement or any loan with any Party;

(11)	To consider and approve the signing of major contracts, and guarantees, commission, authorization or commitment related to major contracts;

(12)	To review the compliance of the Company’s related transactions with the following Parties at least once a year;

i.	any Party;
ii.	any Party’s Affiliate; or
iii.	an Affiliate invested by a director, a senior manager or their relative of a Party, or an Affiliate in which the aforementioned person serves as a director, a senior manager, etc.

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(13)	To approve clearing plans and liquidation reports prepared by a liquidation group;

(14)	To formulate and determine the Company’s basic management system and business management policy;

(15)	To adopt and change important internal rules;

(16)	To approve the withdrawal and amount of any Company’s discretionary reserve fund;

(17)	To determine the establishment of the Company’s internal management organization;

(18)	To approve the Company to open or close its bank account, and change the signature specimen of the Company’s signature in the bank; and

(19)	Other major issues.

22.3	The Chairman and the vice chairman have the same voting rights as other directors.

22.4	The remuneration of the Company’s directors and their agents (if any) shall be borne by their appointing Party. The expenses incurred by the directors or their agents for participating in the Board meetings shall be reported in accordance with the Company’s financial accounting system.

22.5	The Company’s directors are not personally liable for their normal duties during their tenure of office. The Company shall, in accordance with the applicable laws, maximally protect them from any claims or charges against them for performing their duties as directors, except as a result of deliberate or gross negligent acts or omissions by any director.

22.6	All directors shall perform their duties in accordance with the relevant provisions of this Contract and the Articles of Association.

22.7	Each director shall faithfully perform his duties in accordance with the provisions of this Contract and the Articles of Association and shall avoid situations that conflict with the interests of the Company, including but not limited to:

(1)	Business transactions between the Company and such director, or between the Company and a Person, in which the director has a direct or indirect interest (except for the Parties and their respective Affiliates) unless otherwise approved by the Board of directors;

(2)	Providing direct or indirect benefits to a competitor of the Company (both Parties and their respective Affiliates are not regarded as a competitor of the Company in this Contract); and

(3)	A situation where interest is gained from any Person other than the Company, any Party and its respective Affiliates, and attempts are made to influence the operations of the Company.

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CHAPTER 8 SUPERVISORS

Article 23 Appointment of Supervisors

The Company has two (2) Supervisors, of which one (1) will be appointed by Party A and one (1) appointed by Party B. Each supervisor has a term of three (3) years and can be reappointed by its original appointing Party.

The directors of the Company and members of the Management Committee shall not concurrently serve as Supervisors.

Article 24 Powers of Supervisors

24.1	When a supervisor thinks that the Company’s business situation is abnormal, it may conduct an investigation. If necessary, such supervisor may employ an accounting firm to assist his/her work, and the cost shall be borne by the Company. However, inspections must not interfere with the normal operation of the Company.

24.2	Supervisors supervise the duties of directors and senior managers in the Company. They may propose the removal of directors and senior managers who violate the laws, administrative regulations, the Articles of Association, or any resolutions of the Board of directors;

24.3	When directors or senior managers damage the interests of the Company, the Supervisors may require the directors and senior manager to correct and make up for such damages;

24.4	When the chairman fails to convene and preside over Board meetings as stipulated in this Contract, a supervisor may summon and preside over Board meetings;

24.5	Supervisors may submit proposals at the Board meeting either individually or jointly;

24.6	Subject to Article 151 of the “Company Law of the People’s Republic of China”, Supervisors may file lawsuits against directors and senior manager; and

24.7	Supervisors may refer to other terms of reference provided by the Articles of Association.

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CHAPTER 9 OPERATIONS AND MANAGEMENT ORGANIZATION

Article 25 Nomination, appointment and term of office of managers

25.1	The Company will have one (1) general manager and one (1) deputy general manager.

25.2	The first general manager of the Company will be nominated by Party B, the deputy general manager and the chief financial officer will be nominated by Party A, and the above management should be appointed by the Board of directors.

25.3	The term of office will be three years. After a term expires, the two Parties will exchange nomination rights. The two Parties can nominate employees or professional managers from both Parties or abandon their nomination right.

Article 26 Management Committee

The Company will establish a business Management Committee referred to as “the Management Committee”, and the Management Committee will be composed of the general manager, deputy general manager and other middle and senior management confirmed by the general manager. The Management Committee is a non-institutional organization that coordinates the Company’s decision-making. Members of the Management Committee shall not concurrently hold any positions in other Persons.

Article 27 Responsibility and Organization of Management

27.1	The duties of the general manager are to implement the resolutions of the Board meetings, organize the day-to-day operations and management of the Company, and exercise the authority within the scope of authorization of the Board of directors. When dealing with important issues, the general manager should negotiate with the deputy general managers and members of the Management Committee.

27.2	The deputy general manager assists the general manager in his/her work and is responsible to the general manager.

27.3	The Company sets up departments, as needed, approved by the Board of directors. Expert consultants and officers (except chief financial officer) are recommended by the general manager and hired by the Company. Each officer is responsible for performing the duties of a department and is responsible to the general manager or deputy general manager in charge.

27.4	The Company’s system of operations and management, as well as other duties and powers of the managers, shall be clearly specified in the Company’s policies.

Article 28 Replacement of Management

28.1	Either Party shall have the right to notify the Company and the other Party of the change of its nominated Dispatched Person thirty (30) days in advance. When a Dispatched Person is removed from office, the nominating Party is required to nominate one of his/her replacements. The replacements shall serve for the remainder of the term of the outgoing Dispatched Person.

28.2	The Board of directors may dismiss a Dispatched Person at any time for malpractice or other serious negligence of duty.

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CHAPTER 10 R&D AND TECHNICAL SUPPORT

Article 29 R&D Department

29.1	The Company will establish a R&D department and conduct independent research and development based on market demand. The Parties and their Affiliates will provide support for the establishment of the Company’s R&D department and the improvement of R&D capabilities. At the same time, the Parties will cause their Affiliates to provide technical support for the Company’s Products and processes.

29.2	The Company’s R&D department will be established in Wuhan City, Hubei Province, China to facilitate the introduction and management of talents.

29.3	The Company prepares a R&D plan every year and its long-term development plan of Products for approval every three years.

29.4	In view of the Chinese market, the Company’s R&D department will establish rapid development processes for the Products to meet the needs of customers and maximize the market.

Article 30 R&D Products

30.1	C-EPS. Party A will provide the Company with the right to use the existing technology related Products.

30.2	P-EPS. KYB is responsible for the development of the Product that KYB is designated to develop and provides the Company with the right to use the Product-related technology. Other Products shall be developed and designed by the Company.

30.3	R-EPS. The R-EPS shall be developed jointly by the Company and KYB and, if possible, the Products will rely on the KYB’s developed technology.

30.4	MCU/ECU. Party A or its Affiliates already have MCU/ECU development capabilities, and the Company will obtain its customized application by signing a development agreement with Party A or its Affiliates, paying for necessary development expenses, or by way of purchasing MCU/ECU. According to the development needs, if ECU and MCU research and development capabilities are required, the Company will explore the integration of the research resources of both Parties’ Affiliates after unanimously approval by the Board of directors.

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Article 31 Technology Licensing, Support

31.1	C-EPS and P-EPS. Both Parties provide the Company with licensing rights owned by such Parties or their Affiliates under Annex II (1) and Annex II (2) “Technical Licensing and Support Agreement”, and provide the support for the establishment of the Company’s R&D department and for the improvement of R&D capabilities of the Company.

31.2	Based on the “Technical Licensing and Support Agreement” of Annexes II (1) and Annex II (2), both Parties shall transfer the full set of technical data (including but not limited to specifications, drawings, etc.) related to the Products to the Company on the Completion Date; and other technical data (including but not limited to basic R&D and manufacturing technology materials) shall be transferred to the Company within 30 days from the Completion Date; in addition, the Company shall pay Party A (and its Affiliates) and Party B (and its Affiliates) the corresponding direct cost arising from the transfer of the EPS Business by Party A (and its Affiliates) and Party B (and its Affiliates).

31.3	R-EPS. When the Company and KYB jointly develop Products by using KYB’s developed model, the Company should pay KYB’s related expenses for model development, and the apportionment of this fee is specified in Annex II (2) “Technical Licensing and Support Agreement”.

31.4	The details of “corresponding direct costs” specified in Article 31.2 are as follows:

(1)	The direct cost of the full set of Product technical data;

a.	The direct cost of transferring Products that have been produced for more than one year into the Company: document printing fee;

b.	The direct cost of transferring Products less than one year after the start of mass production (new products without mass production will not be calculated) into the Company: The calculation formula is as follows, and the calculation amount shall be determined by the mutual agreement between Party A and Party B. In addition, Jingzhou Henglong shall submit to the Company and Party B the details of the sample development costs and test costs of the Product.

Sample development costs and test costs for the related Products × (12 – the number of months since the start of mass production) / 12

(2)	The direct costs of transferring the necessary molds, tools, etc. that are necessary for the Company’s transfer: the amounts agreed by between Party A and Party B separately with the Company.

Article 32 Prohibition of the Right to Use Technology

Both Parties hereby promise that neither Party nor its Affiliates will, without the prior written consent of the other Party, at any time, under any circumstance, in any form, use or disclose any technical or technical information provided by the other Party or its Affiliates to the Company, under Annex II (1) and Annex II (2) of the Technology Licensing and Support Agreement.

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CHAPTER 11 PROCUREMENT SYSTEM

Article 33 Procurement

33.1	The Company has an independent procurement system. Both Parties shall assist the Company in compiling the “Supplier Selection Manual”. The manual shall meet the Company’s ultimate needs. Both Parties shall not interfere with the Company’s normal procurements.

33.2	The Company may purchase raw materials, components, equipment and services required for its production and operation from domestic or foreign sources, based on its requirements for the reliability, quality and price of the supply. If requested by the Company, both Parties shall assist the Company in selecting qualified domestic and foreign suppliers without violating relevant laws.

33.3	The Company will procure ECU/MCU products based on the principle of customer demand. Under the same conditions of product quality and price, it shall give priority to the procurement of ECU/MCU products produced by Party A or its Affiliates. Party A or its Affiliates shall sell the ECU/MCU products to the Company at a reasonable price. When the Company commissions an independent affiliate to develop ECU/MCU products, the Company shall enter into a development agreement with the Company’s Affiliates, and the exclusive use rights of the products specifically developed in the agreement shall belong to the Company.

33.4	When the Company implements system supply and needs to purchase the mechanical steering gear (MSG) and steering column (COLUMN) produced by Party A or its Affiliates, Party A or its Affiliates shall sell to the Company at a reasonable price; Party A will bear the related responsibility for the supply of the main parts and components related to this type of product. Under the same conditions of quality and price, Party A or its Affiliates shall have the priority of supply.

33.5	If the Company produces the same product or uses the same parts as KYB, it can purchase KYB parts, or purchase parts through KYB, or purchase parts from KYB recommend suppliers, according to the Company’s choice, and Party B shall agree and support that. The Company shall also share the information on suppliers developed in China with KYB within the scope of the law, and assist KYB in purchasing qualified spare parts in China.

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CHAPTER 12 MARKETS AND SALES

Article 34 Product Sales

34.1	The Company shall establish an independent sales system and the Products are market-priced.

34.2	The Company’s Product sales market is in China and overseas markets (excluding the Japanese market and the market in other countries or regions to which Party B and its Affiliates have supplied products).

34.3	The Company’s sales office is located in Wuhan, Hubei Province, China.

34.4	At the request of the Company, both Parties and their Affiliates shall provide support for the Company’s expansion of business through its sales platform.

34.5	Party B agrees, after the establishment of the Company, to transfer its Japanese customers in China, which have been obtained, or to be obtained, or potential customers, related to the Products to the Company and provide support accordingly.

CHAPTER 13 LEASE OF PLANT AND OFFICE

Article 35 At Company Site and Factory Building

35.1	The Company’s operating headquarters and plant are located in Jingzhou City, Hubei Province, and its R&D department and sales office are located in Wuhan, Hubei Province, China.

35.2	The Company’s operating headquarters office premises and factory buildings will lease the existing office space and factory buildings of Jingzhou Henglong. If the Company needs to add new factory buildings, it shall inform Party A six months in advance so that Party A can perform the deployment. Party A shall strive to meet the Company’s requirements. If the Company needs to relocate the plant rented by the Company due to an overall layout adjustment of Party A or its Affiliates, it must notify the Company one year in advance so that the Company can complete the change procedures for the customers. The content is specified in Attachment III of the “House Lease Contract”.

CHAPTER 14 PERSONNEL AND LABOR MANAGEMENT

Article 36 Labor Contract

All Company management (excluding any Company’s Dispatched Person) and other employees are required to sign a written labor contract with the Company. The Company shall ensure that the labor contracts signed with all employees include confidentiality clauses and require all employees to strictly keep confidential all business secrets and other confidential information. These confidentiality obligations will not expire at the end of the engagement relationship between the Company and any employee. The Company shall also ensure that non-competition clauses are included in labor contracts with employees who have contacts with the Company’s proprietary technology or other confidential information, and that such employees are required not to compete within the period permitted by the relevant Chinese laws after the termination of their labor contracts with the Company. Employees must not directly or indirectly work for any competitor of the Company, or directly or indirectly establish or control any Person that competes with the business of the Company. If applicable laws and regulations require it, these signed labor contracts shall be filed with the local labor administrative department.

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Article 37 Dispatched Persons

37.1	Within three years from the date of its establishment (the “first term”), both Parties will send management and technical personnel (a “Dispatched Person” or together “Dispatched Persons”) from their own companies or Affiliates as the Company’s department head or technical director. From the second term onwards (including the second term), the Company will report to the Board of directors on the basis of development needs to approve the use of the Dispatched Personnel of both Parties or recruit other personnel from the market. In respect of the employees dispatched by Party B to the Company, Party B shall sign a separate dispatch agreement with the Company. In addition, regarding the treatment of employees dispatched by Party B to the Company, both Parties shall sign separate dispatch agreements.

37.2	Dispatched Person of Party A (referring to the first term)

Deputy General Manager, Manufacturing Director, Production Technology Director, Quality Director, General Affairs Director, Sales Director, Purchasing Director, Finance Director, and Deputy Director of Research and Development.

37.3	Dispatched Person of Party B (referring to the first term)

General Manager, Senior Consultant, Head of R&D Department, Planning Director, Site Manager and R&D Manager.

37.4	The remuneration of the Dispatched Person shall be borne by the Company according to the salary standards of the Parties dispatching such Dispatched Person.

37.5	With regard to the remuneration of Party B’s Dispatched Person, the Company shall withhold and pay individual income tax according to law.

37.6	The Company shall be responsible for any Dispatched Person of Party B to obtain relevant entry and exit visas and work permits as required.

Article 38 Placement of Original Employees of Party A

When the employees of Party A and its Affiliates related to the Product business of the Company voluntarily join the Company, the key personnel may be hired as employees of the Company through selection (Details are specified in the “Employee Resettlement Plan” in Annex 5).

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Article 39 Salaries and benefits

The salaries and benefits of the employees shall be determined by the Company in accordance with relevant Chinese laws and regulations and in conjunction with the specific circumstances of the Company and shall be specified in their respective labor contracts.

Article 40 Recruitment and Training

40.1	The Company may recruit employees for its production and operation needs. Employment of foreign employees shall comply with Chinese laws and regulations. Employees shall be selected from candidates based on their professional qualifications and work experience.

40.2	The Company may develop a staff training program to provide employees with some necessary professional training and improve their skills. The Company may retain and spend training funds in accordance with the laws and regulations as the case may be.

CHAPTER 15 LABOR UNION

Article 41 Establishment of Labor Union

Employees of the Company are entitled to establish a labor union and carry out union activities in accordance with the “Chinese Labor Union Law” (the “Labor Union Law”) and other relevant Chinese laws.

Article 42 Rights of the Labor Union

The Company’s labor union will participate in the voting of extension of salary, benefits, length of service etc., and is entitled to supervise the signing and execution of employment contracts and have the right to attend a dispute resolution meeting between employees and the Company. The Chairman of the Company’s labor union is authorized to attend a management meeting at the invitation of the general manager and engage in the discussion of the Company’s strategic development plans and operations. When the Board of directors discusses important issues such as the Company’s development plans, production and business activities, or determines employee rewards and penalties, or determines compensation systems, benefits, labor protection and labor insurance, union representatives have the right to attend the Board meetings (without voting rights) and express employees’ opinions and requests. The Board of directors shall listen to the opinions of the union representatives and cooperate with the union.

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CHAPTER 16 PRODUCT QUALITY ASSURANCE

Article 43 Design of Products

To provide technology to the Company, in accordance with Annex II (1) and Annex II (2) “Technology Licensing and Support Agreement”, both Parties guarantee the completeness of technology support and license and the related information of the licensed product provided to the Company. In case of quality loss due to design or technology, the provider of the product design or technology shall bear the loss according to Annex II (1) and Annex II (2) “Technology Licensing and Support Agreement”.

Article 44 After-sale Quality

Jingzhou Henglong is responsible for the Products which have already been produced by Jingzhou Henglong. The Company shall take the responsibility for its Products according to Annex II (1) and Annex II (2) “Technology Licensing and Support Agreement”. The related liabilities of the Company to purchase current assets from Jingzhou Henglong are separately stipulated in Annex VI “Current Assets Purchase Agreement”.

CHAPTER 17 RELATED PARTY TRANSACTIONS

Article 45 Compliance of Related Party Transactions

The transactions between the Company and either Party or related Party are regarded as related party transactions. The pricing of related party transactions shall be based on the principles of “fairness, righteousness, openness and equal value” and be confirmed in writing; the Company shall submit a written report of the name, time, content, amount, price determination method and changes, fund settlement and quality performance of the related party transactions to the Board quarterly; The Board shall review the compliance of the related party transactions annually. If any directors have doubts about any related party transaction, they may raise questions at any time with the Company. If necessary, they may request the Board to hold a temporary Board meeting to review the compliance of the related party transactions.

CHAPTER 18 SERVICE AND SUPPORT

Article 46 Service Description

In its operation, the Company needs Party A or its Affiliates to provide production services such as Product testing (partial), measurement, physics and chemistry, and fixture manufacturing and maintenance, and other services such as employee life, vehicle and business reception. The principle of service pricing is based on market prices, and will offer a discount.

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Article 47 Service Contract

The Company shall enter into a service contract with Party A or its Affiliates, and the service is priced once a year. (Details are specified in the “Service Contract” as Annex VII).

CHAPTER 19 ASSET PURCHASE

Article 48 Current Assets Purchase

Current assets include Product assembly and parts, fixtures, low-value consumables and raw and auxiliary materials produced by Jingzhou Henglong; the Company will purchase them from Jingzhou Henglong by RMB cash or bank transfer (Details are specified in Annex VI “Current Assets Purchase Agreement”).

Article 49 Transfer of Duty-Free Equipment and New Equipment

Party A shall transfer all its duty-free equipment related to the production of its Products and the newly delivered or accepted equipment purchased after January 1, 2018 to the Company on the Completion Date. (Details are specified in Annex IV “Equipment Sales Contract”).

Article 50 Credit and Debt

The accounts receivable, accounts payable, and all liabilities incurred before the Completion Date will be borne by Jingzhou Henglong; at the request of Jingzhou Henglong, the Company shall provide necessary support in the processing of Jingzhou Henglong's credit and debt settlement.

CHAPTER 20 EXCLUSIVENESS

Article 51 Undertakings of Party A

51.1	Party A will contribute all the assets related to the Products (including intellectual property rights, the market of existing transaction counterparts, and manufacturing equipment) to invest in the Company as its investment or support. Within the business period after the establishment of the Company, Party A shall not establish a joint venture company in China for Product manufacturing and/or sales with any third party, nor shall Party A establish its own wholly-owned manufacturing companies in China or engage in Product manufacture and/or sales activities in China. Party A shall refrain its Affiliates from engaging in such business, except for the circumstances described in Article 51.2, or where Party A’s request has been approved in advance by Party B in writing; provided that such approval does not breach relevant laws and regulations.

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51.2	Due to historical reasons, Party A has established three joint ventures related to Product business with third Parties in China, namely Shenyang Jinbei Henglong Automotive Steering System Co., Ltd., Wuhu Henglong Automotive Steering System Co., Ltd., and Beijing Hainachuan Henglong Automotive Steering Systems Co., Ltd. (each as an “Existing Joint Venture”, collectively as the “Existing Three Joint Ventures”). When any of the Existing Three Joint Ventures wants to purchase Product parts from the Company for assembly, and if it requires the Company to provide the following technical information (“Company technology”), it shall enter into a technology agreement with the Company. At that time, Party A shall procure the Company to enter into a technology agreement with each Existing Joint Venture.

(1)	Technical information (including patent technologies or proprietary technologies such as drawings) provided by the Company to Party A and B and their Affiliates, and technical information improved and held by the Company;

(2)	Technical information developed by the Company independently; and

(3)	Of the technical information provided by Party B or its Affiliates to the Company, the technical information provided by the Company to each Existing Joint Venture according to the undertakings of Party B or its Affiliates.

51.3	The technology agreement stipulated in Article 51.2 will be entered into between the Company and each Existing Joint Venture based on each product (program). The terms of the agreement will prohibit the each Existing Joint Ventures from making use of the technology for the purpose other than Product assembly which will be purchased from the Company.

51.4	When Party A and/or its Affiliates acquires the Company’s technical information (exclude existing three joint ventures, including the Company, the same in Article 51.4), Party A shall not disclose it to the Existing Three Joint Ventures, and shall prompt its Affiliates to keep it confidential to the public. Party A shall regulate its Affiliates, procure it not to communicate the Company's technical information to the Existing Three Joint Ventures in a manner other than those specified in Article 51.2 and 51.3.

51.5	Party A and/or its Affiliates will continue to research and develop the ECUs and MCUs required for Product development. At the same time, they will also conduct in-depth research on the Products development and manufacturing. If they are required by the Company and approved by Party A, the research results shall be used by the Company in priority based on Annex II (1) “The Technology Licensing and Support Agreement”, and cannot be sold or transferred or authorized to third parties that are competitive with the Company (except for Company licensing).

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Article 52 Undertaking of Party B

52.1	Party B affirms that it will not set up a joint venture company to manufacture, and/or sell Products with a third party in China during the Company's operation period, nor will it set up a wholly-owned company in China to manufacture, and/or sell Products; and Party B shall not engage in the manufacture and/or sale of Products or cause its Affiliates to engage in such business. Meanwhile, Party B’s Affiliates cannot sell Products produced by Party B in China through other Affiliates or third parties. If a customer requires, it is necessary to sell Products through the Company’s sales system. However, without breach of the relevant laws and regulations, except in the case that it is requested by Party B or its Affiliates and approved by Party A with prior written consent.

52.2	If the Company needs KYB’s Product research results and obtains its licensing, KYB shall permit the Company to have access to the research results according to Annex II (2) “Technology Licensing and Support Agreement” to produce and sell Products in China, and the research results must not be licensed to a third party which is in a competitive relationship with the Company., to produce and sell Products in China.

CHAPTER 21 TAX, FINANCE, ACCOUNTING AND FINANCIAL AUDITING

Article 53 Tax

53.1	The Company shall pay taxes and apply for all preferential tax treatment in accordance with the relevant Chinese laws.

53.2	The Company shall withhold and pay individual income tax for all employees and Dispatched Persons in accordance with the relevant Chinese laws and regulations.

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Article 54 Financial System

54.1	The Company shall establish a complete financial accounting system in accordance with the “Chinese Accounting Law” and other relevant Chinese laws and regulations, and file it with the tax agency (if required).

54.2	The Company's fiscal year starts from January 1 of each calendar year and ends on December 31 of the same year. The Company's first fiscal year starts from the establishment date of the Company and ends on December 31 of the same year.

54.3	All internal accounting documents, accounts and financial statements of the Company should be written in Chinese. The financial audit report should be made in Chinese and Japanese.

54.4	The Company shall adopt international accrual accounting and debit-credit bookkeeping, and shall prepare and maintain complete and accurate accounts and records and monthly, quarterly and annual financial statements in accordance with the Chinese corporate accounting system. The Company’s financial and accounting books and records shall be kept at the Company’s headquarter, and upon the request of any Party, may be examined by the representative of the requesting Party.

54.5	The Company's bookkeeping currency is in RMB. For non-RMB revenues and expenditures, the Company shall keep accounts in the actual currency.

Article 55 Financial Auditing

55.1	At the end of each fiscal year, the Auditors appointed by the Board of directors shall audit the Company's accounts.

55.2	Either Party may appoint independent Auditors at its own expense or arrange its own internal Auditors to audit the Company's accounts, and shall notify the Company in writing fifteen (15) days in advance. If the audit results have significant deviations from that of the independent Auditors appointed by the Company and such deviations are unanimously accepted by the directors of Board, the audit costs shall be borne by the Company. The Company shall respond to all reasonable requests for relevant information and shall allow access to the Company's books and records. After the abovementioned audit is completed, all Parties have the right to know the audit results. The Party conducting the audit and the Auditors appointed by it must keep confidential all information obtained during the audit.

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CHAPTER 22 PROFIT DISTRIBUTION

Article 56 Principles and Procedures of Profit Distribution

56.1	After payment of income tax in accordance with Chinese tax laws, Profit shall be used for the following purposes and items according to the decisions of the Board of directors.

(1)	To make up for the loss of the Company in previous years;

(2)	To establish a statutory surplus reserve and an arbitrary surplus reserve, and the amount to be withdrawn each year shall be determined by the Board of directors according to relevant Chinese laws; and

(3)	To distribute dividends to both Parties based on the respective capital contribution ratios in the registered capital of the Company and in accordance with the relevant laws, regulations and the distribution policy (“Distribution Policy”) set forth in the next paragraph.

56.2	The aforementioned Distribution Policy is as follows. Both Parties shall cause the Company to set out relevant Distribution Policies.

(1)	The Company's profit distribution shall be implemented when its internal Retained Profit Rate exceeds 20%. The Dividend Payout Ratio shall be determined in accordance with the following provisions.

(2)	The aforementioned Dividend Payout Ratio is as follows.

(1)	When the internal Retained Profit Rate exceeds 90%, the payout ratio is 100%;
(2)	When the internal Retained Profit Rate exceeds 70% and is below 90%, the payout ratio is above 75%;
(3)	When the internal Retained Profit Rate exceeds 50% and is below 70%, the payout ratio is above 50%; and
(4)	When the internal Retained Profit Rate exceeds 20% and is below 50%, the payout ratio is above 30%.

Article 57 Distribution Plan of Profit

57.1	Both Parties agree that all distributable profits for each fiscal year, after deducting the agreed amount for investment (if applicable), shall be allocated to both Parties in accordance with the provisions of Article 56 above.

Both Parties agree that as long as there is a distributable profit in the year, the Company shall distribute the profits for the current year to both Parties in accordance with the provisions of this Contract. Both Parties will respectively cause the Company's directors they appointed to approve the Board resolution on the aforementioned profit distribution.

57.2	The Company shall remit the profits distributed to both Parties to their designated bank accounts in RMB within thirty (30) days after the Board of directors approves the profit distribution.

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CHAPTER 23 OPERATION PERIOD AND TERMINATION OF CONTRACT

Article 58 Operation Period

58.1	The Company's operating period is twenty (20) years and starts from the Date of Establishment. The term of this Contract is the same as the Company's operating period.

58.2	If both Parties agree to extend the Company's operating period, it shall be approved by the resolution of the Board of directors, and a written application for extension shall be submitted to the relevant industrial and commercial registration authority for registration of extension within six (6) months prior to the expiration of the Company's operation period. ..

Article 59 Termination of Contract

59.1	Either Party may immediately terminate the Contract by informing the other Party in writing when the other Party is in any of the following circumstances:

(1)	Bankruptcy or insolvency, reorganization (except for voluntary reorganization of any Party) or other similar procedures;

(2)	Having filed for bankruptcy protection or involved in any liquidation or insolvency proceedings in accordance with applicable legal procedures;

(3)	In the event of a material breach of any provision of this Contract or failure to perform any major obligations under this Contract (other than as a result of force majeure) by such Party, and if the breach or non-performance is not remedied within sixty (60) days after a written notice requesting remedy is issued; and

(4)	Such Party violates Chinese laws and regulations, causing the Company failing to maintain its operation.

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59.2	In the event of any of the following circumstances, any Party may immediately terminate this Contract by informing the other Party in writing.

(1)	If the principal rights and responsibilities of both Parties cannot be enforced by court, due to any part of this Contract being invalid or illegal, or any clause of this Contract, and both Parties cannot reach an agreement on the revision of this Contract, thus the purpose of this Contract cannot be achieved.

(2)	The Company's combined after-tax profit is in deficit for three consecutive fiscal years or the Company’s cumulative loss exceeds 75 percent of the registered capital;

(3)	The Company is ordered to close down, its business license revoked or canceled pursuant to the law;

(4)	The Company cannot raise the necessary funds and fails to maintain operation; and

(5)	Other major causes resulting in the Company's inability to maintain operations.

59.3	This Contract shall be terminated in the following circumstances:

(1)	The precondition for the capital contribution of any Party specified in the funding agreement is not met, and the other Party terminates this Contract;

(2)	The Company's operation period expires and this Contract is no longer renewed; and

(3)	Both Parties agree that the termination of this Contract is in the best interests of both and a written agreement is reached on the termination of this Contract.

Article 60 Effect of Termination

60.1	The rights and obligations of both Parties based on this Contract prior to the termination date are not affected by the termination of this Contract, unless otherwise agreed by both Parties in writing.

60.2	If this Contract is terminated due to any Party, the Party that caused the termination shall unconditionally agree that the other Party has the right to sell its equity to the Party that caused the termination or to a third party, or upon the request of the other Party, the Party that caused the termination shall sell its entire equity of the Company to the other Party. The selling price shall be based on the audited net asset price of the Company at the date of sale (“Base Price”). When the Party that caused the termination buys the Company’s stock from the other Party, the price shall increase by 20% of the Base Price; when the Party that caused the termination sell the Company’s stock to the other Party, the transfer price shall decrease by 20% of the Base Price. If the other Party is unwilling to purchase the equity, the Party that caused the termination can only dispose of its equity to a third party in accordance with the procedures set forth in Article 14. In addition, the Party that caused the termination shall compensate the other Party for its entitled indemnity under this Contract or applicable law.

60.3	If this Contract is terminated not due to any Party, the Parties may sell their own equity in accordance with the procedures set forth in Article 14.

60.4	When the equity is not sold after termination of this Contract, the Company shall start dissolution and liquidation procedure.

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CHAPTER 24 INSURANCE

Article 61 Insurance

The Company shall be insured with insurance companies which are registered in China in accordance with the needs of the Company and relevant Chinese laws, regulations and industry practices.

CHAPTER 25 CONFIDENTIALITY

Article 62 confidentiality

62.1	Both Parties hereby agree to strictly keep confidential all important business secrets obtained from the other Party or the Company in the process of signing and performing this Contract or any other related agreements, including but not limited to any technology, any proprietary technology licensed or offered to the Company under this Contract, or all proprietary information (collectively “Confidential Information”) that is of importance to any Party and the Company and that has a significant impact on their interests, and it is prohibited to use or disclose such confidential information to a third party. Except as required by any government, court, arbitration tribunal or exchange under any applicable law or regulation, in which case a written notice shall be issued to the Party providing such confidential information and discussions shall be held with the Party to minimize the scope of disclosure as much as possible. The obligations of both Parties under this Article shall continue to be valid within five years (5) after the expiry or early termination of this Contract.

62.2	Notwithstanding the foregoing, in the event of any of the following circumstances, the preceding provisions are not applicable.

(1)	Information obtained prior to disclosure by the disclosing Party;

(2)	Information being publicly known prior to disclosure by the disclosing Party;

(3)	Information being publicly known not due to the disclosing Party prior to disclosure;

(4)	Unclassified information legally obtained from an entitled third party; and

(5)	Information developed independently and not based on the disclosed information.

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CHAPTER 26 CONTRACT REVISION AND COMPANY DISSOLUTION AND LIQUIDATION

Article 63 Revision of this Contract

Any amendments to this Contract or its annexes shall be agreed by both Parties in writing, otherwise these amendments will be invalid.

Article 64 Dissolution of the Company

64.1	When the equity is not transferred and the Company cannot exist after the termination of this Contract, the Company will be dissolved.

64.2	Except for Article 64.1, the dissolution of the Company shall be approved by the Board of directors. Both Parties are obligated to cause their respective directors to agree to the resolution. The Party, who does not vote through the resolution at the meeting of the Board, shall pay a penalty to the other Party. The amount of the penalty is RMB three hundred thousand (¥300,000.00).

64.3	When this Contract is terminated and the Company is dissolved, the intellectual property transferred to the Company by both Parties shall be returned to the original owners, and the other intellectual property owned by the Company shall be transferred to Party A and KYB by the Company for free. A written consent regarding to the aforementioned transfer shall be reached among Party A, KYB and the Company. In addition, when one party grants license to third parties (including respective Affiliates of Party A or KYB) to use the intellectual property mutually owned by Party A and KYB , the party shall obtain the consent from other co-owners.

Article 65 Liquidation of the Company

65.1	If the Company is dissolved pursuant to Article 65.1, the Board of directors shall establish a liquidation committee to liquidate the Company in accordance with Chinese liquidation laws and regulations. The liquidation committee shall be composed of four (4) members designated by both Parties in accordance with the following provisions: two (2) members shall be designated by Party A; two (2) members by Party B.

65.2	Both Parties shall appoint an appraisal firm registered in China with relevant qualifications. The appraisal firm shall adopt a proper assessment method based on the Company’s continuous operations and make an assessment of the Company if the Company’s debt is fully prepared and considered, and shall submit the assessment results and all certification information to the Company and both Parties.

65.3	The liquidation committee exercises its corresponding authority in accordance with the “Company Law”.

65.4	The liquidation committee shall formulate a liquidation plan and submit it to the broad for confirmation after identifying the Company's assets, preparing a balance sheet and a list of assets. The liquidation expenses and the remuneration of the members of the liquidation committee shall be paid in priority from the remaining assets of the Company. The remaining assets, after deducting liquidation expenses, unpaid employee wages, labor insurance premiums, taxes and debts owed by the Company (in the foregoing order), shall be allocated to both Parties according to their respective proportions of the actual capital contribution of the Company’s registered capital. The allocation shall comply with applicable Chinese laws.

65.5	In liquidation proceedings, both Parties may negotiate and agree that one Party can purchase the Company’s equity held by the other Party or the Company’s assets allocated to the other Party.

65.6	During the liquidation of the Company, the liquidation committee shall confirm that the Company is bankrupt and it shall be dealt with in accordance with relevant laws and regulations.

65.7	After the liquidation of the Company is completed, the liquidation committee shall prepare a liquidation report and submit it to the Board of directors for confirmation, and then submit it to the administrative authorities for industry and commerce for cancellation of the Company and announcement of the termination of the Company.

65.8	After the Company is dissolved, Party A shall keep the Company's original books and records, and shall provide Party B with a complete copy of the information.

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CHAPTER 27 FORCE MAJEURE

Article 66 Force Majeure

66.1	Due to unforeseen, unavoidable, and insurmountable objective situation (such as natural disasters, some government actions, amendments to laws, administrative bans, etc.), any Party of this Contract leading to the Company’s failure to maintain its production and operation and to perform its obligations or delay in the performance of its obligations which are stipulated in this Contract, such Party is not deemed as in breach of this Contract. If this Contract cannot be performed due to any force majeure event, both Parties shall cancel this Contract in good manner and shall not be liable for the breach of contract or compensation. However, as a result of any force majeure event causing part of this Contract cannot be performed or in delay, the Party that cannot perform or has a delay performing part of its duties shall continue to take all measures within its ability in good faith to perform the remaining duties or the delayed duties as soon as possible.

66.2	The Party affected by any force majeure event shall notify the other Party in writing within seven (7) days after the occurrence of such force majeure event, and provide the necessary supporting documents within thirty (30) days, unless it is impossible, and every effort shall be made to eliminate, mitigate or remedy the incident as soon as possible.

66.3	Upon receipt of a force majeure notice and supporting documents, whether agreed or not, either Party shall promptly reply.

CHAPTER 28 DUTIES OF BOTH PARTIES

Article 67 Duties of Both Parties

67.1	Except for the individual consent in this Contract or other related contract, both Parties shall not have any liability for the Company to third parties.

67.2	Notwithstanding other provisions of this Contract, both Parties shall not be obliged to subscribe for capital increase of the Company, provide funds and guarantees for the Company, or provide guarantees for the Company's debt, unless otherwise agreed in writing.

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CHAPTER 29 LIABILITY FOR BREACH

Article 68 Liability for Breach

68.1	Except for liability for breach stipulated in this Contract, if either Party fails to perform its obligations under this Contract or is in any other breach of this Contract (including but not limited to making substantially incorrect or inaccurate statement and guarantee made in this Contract), such Party shall also be liable for the breach of this Contract, including compensation for the other Party’s losses and other compensation under this Contract or any applicable law. The compensation is not affected even if the other Party terminates this Contract. In addition, the loss of a related company of one Party (except the Company) is regarded as the loss of such Party.

68.2	Except for liability for breach stipulated in this Contract, if either Party fails to perform its obligations under this Contract or is in any other breach of this Contract (including but not limited to making substantially incorrect or inaccurate statements and guarantees made in this Contract) and jeopardize the Company, such Party shall also compensate the Company for its economic losses.

68.3	The termination of this Contract does not affect the right of any Party to claim compensation from the other Party under this Contract or applicable law, nor does it invalidate such right.

CHAPTER 30 SEVERABILITY

Article 69 Severability

If any of the terms and conditions of this Contract is invalid, illegal or unenforceable for any reason, all other terms and provisions of this Contract shall remain in full force and shall not be affected by such invalidity, illegality or unenforceable terms and conditions. If the separation of the invalid, illegal or unenforceable terms and conditions has a significant impact on the rights and responsibilities of both Parties, the Parties shall negotiate in good faith and revise this Contract to replace the invalid or illegal or unenforceable terms or provisions with the effective and enforceable ones, in accordance with the substantial content and purpose of the invalid or illegal or unenforceable terms or provisions.

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CHAPTER 31 STALEMATE

Article 70 Stalemate

70.1	Stalemate is as follows:

(1)	According to the provisions of Article 22.1 and Article 22.2 of this Contract, the same resolution to be decided by the Board of directors is denied for three (3) consecutive times due to insufficient votes, or it fails to vote for the same resolution for three (3) consecutive times due to failure to constitute a quorum under the law, this Contract or the Articles (adjournment of the Board’s meetings shall be scheduled for more than 20 days).

(2)	The Board of directors still fails to convene after it is requested to hold for 3 months, or the Board of directors still fails to convene within 30 days after three (3) consecutive requests;

70.2	In the event of a stalemate, the directors appointed by Party A and Party B shall respectively notify the authorized representative of Party A and B immediately, and both Parties shall settle it through negotiations.

70.3	Based on the preceding provisions, if the stalemate cannot be settled through negotiations within 60 business days after it is notified to the authorized representatives of both Parties, either Party A or B may notify in writing ( “the Notice of Termination”) the other Party to terminate this Contract.

70.4	Based on the preceding provisions, after Party A or Party B issues a Notice of Termination, both Parties shall prepare a resolution of the Board of directors for the Company to dissolve and liquidate. If the resolution cannot be approved within 30 business days after the other Party has received the Notice of Termination, the Party whose appointed directors who do not pass the resolution will be requested by the other Party in writing to purchase the equity of the Company that the other Party owns.

70.5	Pursuant to the equity purchase price stipulated in the preceding provisions, the base price shall be calculated on the audited net asset price of the Company at the date of the equity acquisition and the purchase price shall increase by 20% of the base price.

70.6	The Party that leads to a stalemate due to failure to perform the obligations or duties under this Contract cannot notify the other Party to terminate the Contract in accordance with Article 70.3.

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CHAPTER 32 NEGOTIATION AND RESOLUTION OF DISPUTES

Article 71 Negotiation and Resolution of Disputes

71.1	If there are any disputes arising from or related to the execution, performance, or termination of this Contract, both Parties shall first settle it by friendly negotiations. If the Parties cannot settle the dispute by negotiation within thirty (30) days after the beginning of the negotiation, they may file an arbitration application with the arbitration institution. At that time, the arbitration shall be applied with China International Economic and Trade Arbitration Commission in Beijing City, China, according to the arbitration rules that are then in effect. The arbitral tribunal will consist of three arbitrators, who are selected on the basis of the arbitration rules that are valid at the time. The arbitral award is final and binding on both Parties.

71.2	Unless otherwise stipulated in the arbitral award, all fees paid for arbitration costs, attorneys' fees, and business trip expenses for the realization of the claim shall be borne by the Party who lost the arbitration.

71.3	In the process of arbitration, except for matters related to arbitration, both Parties shall continue to perform the provisions of the Contract.

CHAPTER 33 NO AGENCY

Article 72 No Agency

No Party shall be regarded as an agent of the other Party, nor shall the Company be deemed to be an agent of any Party to sign and execute this Contract.

CHAPTER 34 APPLICABLE LAW AND INTO EFFECT

Article 73 Applicable law

The signing of this Contract and its validity, interpretation, execution and any dispute arising under this Contract shall be governed by and subject to Chinese laws.

Article 74 Effect

This Contract and its annexes take effect on the date of authorized signature and stamping of both Parties.

CHAPTER 35 TRANSFERABILITY

Article 75 Transferability

This Contract and all of its terms, provisions and conditions shall be binding on both Parties and their respective successors and the transferees permitted by both Parties, and the interests shall be applicable to both Parties of this Contract and the aforementioned persons, except as otherwise provided in this Contract, neither Party may directly or indirectly by any means transfer its rights or obligation under this Contract to any third party without the prior written consent of the other Party.

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CHAPTER 36 MISCELLANEOUS

Article 76 Language

This Contract is written in Chinese and Japanese. If there is any inconsistency between Chinese and Japanese, the Chinese version shall prevail. The original Chinese and Japanese versions of this Contract are in quadruple (4) copies. Each Party shall retain one (1) copy and the Company shall retain one (1) copy. The remaining originals shall be submitted to the examination-approval authority for examination and approval and to the administrative authorities for industry and commerce for registration.

Article 77 Notice

77.1	Both Parties shall send all notices referred in this Contract to the other Party's mailing address as follows by post or fax. When notices are delivered to the other Party by post or sent to by fax, it is deemed as the completion of notice delivery to the other Party. In addition, when a notice is sent to the address and FAX number of KYB listed as mailing address of Party B below, it is deemed to be a notice to Party B.

The mailing address of Party A:

Hubei Henglong Automotive System Group Co., Ltd.

Henglong Road, Economic and Technical Development Zone, Jingzhou City, Hubei Province, PRC

Fax: (86)716-8304756

The mailing address of Party B:

KYB Co. Ltd.

2-4-1 World Trade Center Building, Hamamatsu-cho, Minato-ku, Tokyo, Japan

Fax: (81) 3-3435-3527

77.2	If there is any change of address, fax number, or contact at any time, both Parties shall notify the other Party in writing in advance.

Article 78 Headings

The Articles and article headings of this Contract are for convenience of reference only and do not affect the meaning of the provisions of this Contract. They should not be take into consideration when interpreting this Contract.

Article 79 Entire Agreement

Any annex to this Contract is an integral part of this Contract. From the date of execution of this Contract, this Contract supersedes all previous oral and written agreements, understandings and undertakings reached by both Parties regarding the subject matters of this Contract.

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Article 80 Waiver

Any delay or failure by any Party to exercise any of its rights under this Contract or any other related agreements between the Parties shall not be deemed as a waiver, except in case of any other agreements or other circumstances stipulated by laws.

Article 81 Costs and Expenses

Article 82 All costs and expenses in related to the preparation and signing of this Contract shall be borne by the Party who incurred the costs and expenses. Any and all costs paid by either Party for approval and/or registration, pre-operation of the Company shall be reimbursed by the Company after being approved in writing by both Parties (either Party may not refuse or postpone such approval without justifiable reasons). The costs of investigation of whether or not to file a report and filing a declaration under the anti-monopoly law shall be borne by both Parties according to the proportion of their investment.

If there is any inconsistency between this Contract and the Articles, the Articles shall be amended based on this Contract, subject to the relevant Chinese laws. The amendments to the Articles shall be submitted to the administrative authority for industry and commerce for filing.

Article 83 Annex

If this Contract is inconsistent with any annex, this Contract shall prevail.

Any annex in this Contract is an integral part of this Contract and of equal legal effect.

In this Contract, references to breach of this Contract (including breach of declarations and warranties) or the obligations and rights stipulated in this Contract includes breach (including breach of declarations and warranties) of the annexes or obligations and rights provided in the annexes.

Both Parties shall sign Annex I to Annex VII as soon as possible. In addition, if the Parties to the agreements as the respective Annexes are the Affiliates of Party A or Party B, Party A and Party B are obliged to cause their respective Affiliates to sign the agreements promptly. In addition, if a Party to the agreements in the annexes is the Company, Party A and Party B shall sign the agreements with the Company immediately after the establishment of the Company, or cause their respective Affiliates to sign the agreements with the Company. When the Parties to the agreements in the Annexes are the Affiliates of Party A or Party B, Party A and Party B shall be obliged to cause their respective Affiliates comply with the provisions of these agreements.

Annex I Capital Contribution Agreement

Annex II (1) Technology Licensing and Support Agreement (Jinzhou Henglong)

Annex II (2) Technology Licensing and Support Agreement (KYB)

Annex III House Tenancy Agreement

Annex IV Equipment Sales Contract

Annex V Staff Placement Plan

Annex VI Current Asset Purchase Agreement

Annex VII Service Contract

This Contract is signed by the legal representatives or legally authorized representatives of both Parties at the date set forth above in Jingzhou City, Hubei Province, China.

(Signature page follows)

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SIGNATURE

Hubei Henglong Automotive System Group Co., Ltd. (stamp)

Name:

Title:

Signature:

KYB (China) Investment Co., Ltd. (stamp)

Name:

Title:

Signature:

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